FOR IMMEDIATE RELEASE

Contacts
Jay Hutton	Investor Relations
Voice Mobility International Inc.	North America: 1.888.370.8751
250.978.5051	investors@voicemobility.com

Voice Mobility Announces 2009 Results and Board Changes

VANCOUVER, BC, CANADA – July 6, 2010 – Voice Mobility International, Inc. (VMY, VMII and FWB: VMY), a Vancouver-based developer and provider of carrier and enterprise messaging solutions, today announced the results for fiscal 2009. Gross revenue for the year was $971,768 USD ($1,020,356 CAD) while net income was $385,381 ($404,650 CAD). The year was highlighted by the first in a series of orders from a large US federal government customer that is deploying the company’s industry leading UCN 250 technology.

The company would also like to announce the re-structuring of the Board of Directors. Jay Hutton, former President, Founder and Director of the company will be assuming the role of Chairman and CEO while William Krebs is stepping down as CEO. Aron Buchman will also be added to the Board of Directors. “Aron will bring deep industry knowledge and solid, relevant, operating experience to Voice Mobility International. These skills are needed as the company re-capitalizes and begins to re-focus its efforts and energy” said Jay Hutton. Mr. Krebs will remain on the Board of Directors but is expected to step down from this role prior to the end of the third quarter. Further changes to the Board of Directors include the resignations of Michael Dyde and William Laird from their positions as Directors of the company. The company would like to thank both Michael Dyde and William Laird for their many years of service and wish them well in future endeavors.

About Voice Mobility

Voice Mobility develops and markets its unified communications product line to enterprise, campus and hosted customers. Our product line includes highly scalable Voicemail, Unified Communication, Fax Service, Interactive Voice Response, and Auto-Attendant applications, as well as unique features like Emergency Event Notification, Mobile Client functionality, Presence, Speech applications and Desktop integration with industry leading software providers. Migration options are available allowing the transfer of messages and data from legacy OCTel® messaging servers. For more information, visit www.voicemobility.com.